EXHIBIT 5.1

          OPINION OF MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.,
              RELATING TO LEGALITY OF THE SECURITIZATION BONDS



                  MILLER, CANFIELD, PADDOCK & STONE P.L.C.
                       One Michigan Avenue, Suite 900
                        Lansing, Michigan 48933-1609


                                                           October 18, 2001


Consumers Funding LLC
212 West Michigan Avenue, Suite M-1029
Jackson, MI  49201

                  Re:  Consumers Funding LLC

Ladies and Gentlemen:

         We have acted as special Michigan counsel to Consumers Funding LLC, a Delaware limited liability company (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-47938), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") relating to securitization bonds (the "Securitization Bonds") of the Company to be offered from time to time as described in the form of the prospec tus (the "Prospectus") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

         We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Securitization Bonds. In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than the Company, of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, Consumers Energy Company and others.

         The opinion expressed below is based on the assumptions that:

         (a) the Registration Statement will become effective;

         (b) the proposed transactions will be consummated as contemplated in the Registration Statement;

         (c) prior to the issuance of any Series or Class of Securitization
Bonds:

         (i) all necessary orders, approvals and authorizations for the Company's purchase from time to time of Securitization Property from Consumers, in exchange for the net proceeds of Securitization Bonds will have been obtained by the Company;

         (ii) the Amended and Restated Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized represen tative of Consumers as sole member of the Company;

         (iii) the Indenture will have been executed and delivered by the Company's authorized representative and by the trustee named therein;

         (iv) the maturity dates, the interest rates, the redemption provisions and the other terms of the Securitization Bonds being offered will be fixed in accordance with the terms of the Indenture;

         (v) the Sale Agreement between the Company and Consumers, as Seller, will have been executed and delivered;

         (vi) the Servicing Agreement between the Company and Consumers, as Servicer, will have been executed and delivered;

         (vii) the Underwriting Agreement between Consumers an the underwriters of the Securitization Bonds (the "Underwriting Agreement") will have been executed and delivered; and

         (d) the Indenture will have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

         Members of our firm are admitted to practice in the State of Michigan, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States.

         In rendering the opinion set forth herein, we have assumed that the execution and delivery by the Company of the Indenture and the Securitization Bonds and the performance by the Company of its obligations thereunder do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject, (ii) any law, rule or regulation to which the Issuer is subject, except that we do not make such assumption with respect to the Customer Choice Act, the Financing Order and the laws, rules and regulations of the State of Michigan and of the United States of America other than (a) the securities or antifraud laws, rules or regulations of any jurisdiction and
(b) any laws, rules or regulations which apply to the Company solely because it is an affiliate of a regulated public utility and (iii) any judicial or regulatory order or decree of any governmental authority, except that we do not make such assumption with respect to those orders or decrees which have been identified to us by the Company as being material to it of any Michigan or federal executive, legislative, judicial, administrative or regulatory body established under Applicable Laws.

         Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Securitization Bonds will constitute valid and binding obligations of the Company, will be fully paid and non-assessable and will be enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         However, we express no opinion as to the enforceability of any provisions of the Securiti zation Bonds which provide for compound interest, interest on interest, or default interest.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Various Legal Matters Relating to the Securitization Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

                                  Very truly yours,


                                  /s/ Miller, Canfield, Paddock & Stone P.L.C.